Filed pursuant to Rule 433

Registration No. 333-181385

January 9, 2013

Final Term Sheet

USD 4,000,000,000 2.125% Global Notes due 2023

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 4,000,000,000

Denomination:	USD 1,000

Maturity:	January 17, 2023

Redemption Amount:	100%

Interest Rate:	2.125% per annum, payable semi-annually in arrears

Date of Pricing:	January 9, 2013

Closing Date:	January 17, 2013

Interest Payment Dates:	January 17 and July 17 in each year

Currency of Payments:	USD

Price to Public/Issue Price:	99.731%

Underwriting Commissions:	0.175%

Proceeds to Issuer:	99.556%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769FK50

CUSIP:	500769 FK5

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service[2] and AAA by Fitch Ratings.

Managers:	BNP PARIBAS Goldman Sachs International J.P. Morgan

Stabilization Manager:	J.P. Morgan Securities plc

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008093/a2210593z424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm . Alternatively, J.P. Morgan will arrange to send you the prospectus, which you may request by calling toll-free +1-866-430-0686.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]	Outlook changed to “negative” on July 25, 2012.